Exhibit 99.1

Standard Commercial Corporation P.O. Box 450, Wilson NC 27894-450

252-291-5507

NEWS RELEASE	For more information call Robert Sheets 252-291-5507
October 22, 2004

Standard Commercial Corporation Announces Assessment of Fine Relating

to European Commission Investigation in Spain

WILSON, NC - Standard Commercial Corporation (STW-NYSE) (the “Company”) today announced that, as a result of the previously announced administrative investigation into tobacco buying and selling practices within the Spanish market, the Directorate General for Competition (“DG Comp”) of the European Commission (“EC”) has imposed on it, its Spanish subsidiary, World Wide Tobacco Espana, and two other of its subsidiaries, a fine of EUR 1,822,500. A number of other tobacco processors, growers and agricultural associations were assessed fines in various amounts which, including the amount assessed against Standard Commercial, totaled EUR 20 million. The Company is awaiting the published decision of the EC in order to assess an appeal of the fine. Standard Commercial will accrue a charge for the full amount of the fine for the quarter that ended on September 30, 2004.

STANDARD COMMERCIAL is an independent leaf tobacco dealer and operates in over thirty countries.

Readers of this news release should note that comments contained herein that are not purely statements of historical fact may be deemed to be forward-looking. Any forward-looking statement is based upon management’s current knowledge and assumptions about future events. The Company’s actual results could vary materially from those expected due to many factors, many of which the Company cannot control. These include uncertainties relating to governmental investigation and regulation, changes in demand for and supply of leaf tobacco, changes in general economic conditions, and political and terrorist risks. Additional information on factors that may affect management’s expectations or Standard Commercial’s financial results can be found in the Company’s filings with the Securities and Exchange Commission.